RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

_______________________
(“Grantee”)

by CatchMark Timber Trust, Inc. (the “Company”) of

_____

restricted stock units convertible, on a one-for-one basis, into shares of the Company’s Class A Common Stock, $0.01 par value (the “Units”). The Units are granted pursuant to and subject to the provisions of the Amended and Restated CatchMark Timber Trust, Inc. 2005 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

IN WITNESS WHEREOF, CatchMark Timber Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

CATCHMARK TIMBER TRUST, INC.

By:_____________________

Its:

Grant Date: :

TERMS AND CONDITIONS
1.    Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the closing date of the Company’s initial listing of its Class A common stock on the New York Stock Exchange and the completion of its underwritten offering of its Class A common stock (the “Vesting Date”), subject to Grantee’s being employed on the Vesting Date. If Grantee’s employment terminates prior to the Vesting Date for any reason, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.
2.     Conversion to Shares. Unless the Units are forfeited prior to the Vesting Date as provided in Section 1 above, the Units will be converted to Shares on the Vesting Date. The Shares will be registered in the name of Grantee as of the Vesting Date, and such Shares will be registered on the books of the Company in the name of Grantee (or in street name to Grantee’s brokerage account) as of the Vesting Date in uncertificated (book-entry) form unless Grantee requests a stock certificate or certificates for the Shares.
3.    Holding Period. Commencing on the Vesting Date, the Shares shall be subject to a mandatory holding period (the “RSU Share Holding Period”), pursuant to which the Shares may not be sold, pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate, or be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. Pursuant to the RSU Share Holding Period, Grantee must hold, on an after-tax basis:
(i) 100% of the Shares through the first anniversary of the Vesting Date;
(ii) Two-thirds of the Shares through the second anniversary of the Vesting Date; and
(iii) One-third of the Shares through the third anniversary of the Vesting Date.
Notwithstanding anything to the contrary set forth in this section, the RSU Share Holding Period shall expire immediately upon (i) termination of Grantee’s employment by reason of his death or Disability, or (ii) termination of Grantee’s employment by the Company without Cause or by Grantee for Good Reason (as such terms are defined in Grantee’s Employment Agreement with the Company, dated as of _______________).

4.    Dividend and Voting Rights. Grantee shall not have dividend or voting rights with respect to the Units. Upon conversion of the Units into Shares, Grantee will obtain full dividend and voting rights and other rights as a stockholder of the Company.
5.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. The withholding requirement may be satisfied, in whole or in part, at the election of Grantee, by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
6.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.
7.    Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
8.    No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any Affiliate.

9.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.
10.    Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.
11.    Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
12.    Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: CatchMark Timber Trust, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
13.    Compensation Recoupment Policy. The Units and any Shares issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.